Exhibit 10.19a

AMENDED AND RESTATED

SERVICE AGREEMENT

THIS AMENDED AND RESTATED SERVICE AGREEMENT (the “Agreement”) is dated as of this 8th day of May 2008 (the “Effective Date”) by and between MagnaChip Semiconductor, Ltd., a Korean limited liability company (the “Company”), and Robert Krakauer, an individual (the “Officer”).

W I T N E S S E T H:

WHEREAS, the Company and the Officer entered into a Service Agreement, dated as of October 6, 2004, (the “Original Agreement”) pursuant to which the Officer has been employed by the Company as its Chief Financial Officer, Chief Administrative Officer and Senior Vice President of Strategic Operations, and is currently employed as its President, Chief Financial Officer, and General Manager, Imaging Solutions Division; and

WHEREAS, the Company desires to continue to have the benefits of the Officer’s knowledge and experience as a full-time officer and to employ the Officer in the manner hereinafter specified and to make provision for payment of reasonable compensation to the Officer for such services, and the Officer is willing to continue to be employed by the Company to perform the duties incident to such employment upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby and restate the Original Agreement as this Amended and Restated Service Agreement as follows:

1. EFFECTIVENESS OF AGREEMENT

This Agreement shall constitute a binding obligation of the Officer and the Company upon the execution of this Agreement.

2. EMPLOYMENT AND DUTIES

(a) General. Effective as of the closing under the Business Transfer Agreement, dated as of June 12, 2004, by and between Hynix Semiconductor, Inc. and System Semiconductor, Ltd. (the “Original Effective Date”), the Company has employed the Officer as Chief Financial Officer, Chief Administrative Officer and Senior Vice President of Strategic Operations of the Company and currently employs the Officer as its President, Chief Financial Officer, and General Manager, Imaging Solutions Division. From the Effective Date, the Company shall continue to employ the Officer as President, Chief Financial Officer, and General Manager, Imaging Solutions Division, of the Company, and the Officer agrees upon the terms and conditions herein set forth to be employed by the Company. The Officer shall diligently perform such duties and have such responsibilities as the Board of Directors of the Company (the “Board”) may establish from time to time, and the Officer shall report to the Chief Executive Officer and the Board.

(b) Term. Unless terminated at an earlier date in accordance with Section 4 hereof, the term of the Officer’s employment with the Company the Original Agreement and continuing under this Agreement shall be for a term commencing on the Original Effective Date and ending on the third anniversary of the Original Effective Date (the “Initial Term”). Thereafter, unless terminated at an earlier date in accordance with Section 4 hereof, the Initial Term and each Additional Term shall be automatically extended for successive one-year periods (each, an “Additional Term”), in each case, commencing upon the expiration of the Initial Term or the then current Additional Term, unless at least 90 days prior to the expiration of such term, either party gives written notice to the other party of its intention not to extend the term of the Officer’s employment.

(c) Services. The Officer shall well and faithfully serve the Company, and shall devote all of his business time and attention to the performance of the duties of such employment and the advancement of the best interests of the Company and shall not, directly or indirectly, render services to any other person or organization for which the Officer receives compensation without the prior written approval of the Company. The Officer hereby agrees to refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company. The Officer shall be entitled to serve on a maximum of two other company boards of directors, provided those companies are not competitors of the Company and the Company shall make reasonable accommodation for travel and service in connection with these outside boards of directors.

(d) Location of Employment. The Officer’s place of employment shall be at the Company’s facility located in Seoul, Korea and such other places as determined by the Officer in consultation with the Board.

3. COMPENSATION AND OTHER BENEFITS

Subject to the provisions of this Agreement, including, without limitation, the termination provisions contained in Section 4, the Company shall pay and provide the following compensation and other benefits to the Officer as compensation for all services rendered hereunder:

(a) Salary. The Company shall pay the Officer a base salary at the rate of US$375,000.00 per annum (the “Salary”), payable to the Officer in accordance with the standard payroll practices of the Company as are in effect from time to time, less all such deductions or withholdings required by applicable law. Annual increases in Salary will be determined by the compensation committee of the Board (the “Committee”) in accordance with the Committee’s policies and procedures.

(b) Bonuses.

(i) Annual Incentive. The Officer shall be eligible to earn an annual cash bonus (the “Annual Incentive”) equal to 100% of the Officer’s annual Salary as in effect for the performance year to which the Annual Incentive pertains, subject to satisfaction of the applicable performance objectives established by the Committee and the continuous employment of the Officer through the date of payment of the Annual Incentive; provided, however, that upon execution of this Agreement, the Officer shall receive the full eligible Annual Incentive for 2007, less any amount of the Annual Incentive previously paid. Notwithstanding the foregoing, for the 2009 annual bonus plan year only, the amount of the Annual Incentive determined by the Committee to be otherwise payable to the Officer for the plan year ending in 2009 on the basis of the actual achievement by the Company of the performance objectives applicable to such plan year shall be paid on a pro rata basis determined by the number of days the Officer was actually employed during the 2009 plan year in the event that the Officer’s employment with the Company terminates prior to the end of the 2009 plan year; provided, however, that no Annual Incentive shall be paid pursuant to this Section to the Officer with respect to the 2009 plan year in the event that the Officer becomes entitled (without regard to the requirement of an effective release of claims pursuant to Section 4(g)) to a payment pursuant to Section 4(b)(i)(3), Section 4(c)(iii) or Section 4(d)(iii). Any Annual Incentive earned by the Officer shall be shall be paid in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance objectives, but in any event no earlier than January 1 or later than March 15 of the year following the applicable plan year.

(ii) Performance Bonus. The Officer shall be paid an additional, one-time cash bonus (the “Performance Bonus”) in an amount equal to US$750,000 on the earlier of (A) June 30,

2009 or (B) the date (but not before January 1, 2009) which is six months after a closing of the first to occur of a “Change of Control” or the Company’s “First Public Offering” (as such terms are defined in that certain Second Amended and Restated Securityholders’ Agreement dated as of October 6, 2004 among MagnaChip Semiconductor LLC and the other signatories thereto, as amended from time to time), provided the Officer remains in continuous employment with the Company through the applicable date.

(c) Expatriate Benefits.

(i) Reimbursements and In-kind Benefits. Except as otherwise provided in Section 4, during the term of this Agreement, the Officer shall be entitled to the expatriate, repatriation, and international service benefits that are described in Schedule A attached hereto. Any reimbursement or in-kind benefit the Officer is entitled to receive pursuant to Schedule A shall (A) be paid no later than the last day of the Officer’s taxable year following the taxable year in which the expense was incurred, (B) not be affected by the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, and (C) not be subject to liquidation or exchange for another benefit.

(ii) Gross-Up Payments. To the extent that any reimbursements, stipends, or in-kind benefits provided under Section 3(c)(i) are taxable in the U.S. or Korea, such reimbursements or in-kind benefits shall be “grossed up” or increased to take into account any such tax liability incurred by the Officer as a result of such reimbursement or in-kind benefit. In determining the amount of any tax liability incurred by the Officer, the Officer shall minimize U.S. taxes as permitted by Section 911 (relating to exclusions from gross income of certain foreign earned income and housing costs) of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 901 (relating to the foreign tax credit) of the Code. The payment pursuant to this Section 3(c)(ii) (the “Gross-Up Payment”) shall be in an amount equal to the U.S. federal, state, local and foreign taxes imposed on the Officer as a result of the benefits provided pursuant to Section 3(c)(i), including the amount of additional taxes imposed on the Officer as a result of the Company’s reimbursement of taxes pursuant to this Section 3(c)(ii). The Company shall pay the Gross-Up Payment to the Officer no later than the last day of the Officer’s taxable year following the taxable year in which the Officer remits the applicable tax.

(d) Expenses. The Company shall pay or reimburse the Officer for all reasonable out-of-pocket expenses incurred by the Officer in connection with his employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time. Any reimbursement or expense payment the Officer is entitled to receive pursuant to this Section 3(d) shall (i) be paid no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (ii) not be affected by the amount of expenses eligible for reimbursement or payment in any other taxable year and (iii) not be subject to liquidation or exchange for another benefit.

(e) Benefits. The Officer shall be eligible to participate in or purchase as necessary and be reimbursed for medical, disability and life insurance plans and to receive other benefits applicable to senior officers of the Company generally in accordance with the terms of such plans as are in effect from time to time. While serving in an expatriate status, the Officer shall be entitled to the health and life insurance coverage listed on Schedule A.

(f) Vacation. The Officer shall be entitled to annual vacation of four weeks per year.

(g) Co-investment right. For ninety days following the Original Effective Date, the Officer shall have the right to invest up to US$1,000,000 in the equity of MagnaChip Semiconductor LLC, a Delaware limited liability company (“MagnaChip LLC”), at the same price per unit as that paid by Citicorp Venture Capital Equity Partners, L.P. (“CVC”) and with respect to the same strip of equity securities being acquired by CVC.

(h) Equity.

(i) Promptly following the closing of the Business Transfer Agreement, the Officer shall be granted options immediately exerciseable for 677,293 restricted Common Units of MagnaChip LLC (the “Initial Options”) at a purchase price equal to $1.00 per Common Unit. The restricted Common Units issued upon the exercise of the Initial Options (the “Initial Promote Units”), shall be subject to restrictions contained in an equity incentive plan to be approved by MagnaChip LLC (the “Incentive Plan”). Upon the exercise of the Initial Options by the Officer, the Company shall pay the Officer a bonus, which the Officer agrees will be retained by the Company in satisfaction of the exercise price of the Initial Options. In connection with the payment of the bonus described in the preceding sentence, the Company shall pay the Officer US$380,977.14 to cover U.S. federal withholding relating to such bonus. The Officer hereby authorizes and directs the Company to withhold the full amount of such payment to satisfy such withholding requirements.

(ii) Following the closing of the Business Transfer Agreement but no sooner than the 91st day after the closing, the Officer shall be granted an option to purchase the number of restricted Common Units equal to the difference between the number of Initial Promote Units and the number of units representing 1.25% of the value of MagnaChip LLC’s Common Units outstanding on such date, after giving effect to the exercise of such options and to options provided to Dr. Youm Huh under a corresponding provision in his employment agreement, but prior to giving effect to the exercise of any other warrants or options granted by the Company, including the warrant held by Hynix Semiconductor Inc. and employee options, whether or not then exerciseable or exercised (the “Incremental Options,” and the restricted Common Units issued upon exercise of the Incremental Options shall be “Incremental Promote Units”), at a purchase price equal to US$1.00 per Common Unit.

(iii) Any Initial Promote Units or Incremental Promote Units (together, the “Promote Units”) remaining unvested on the date of the Officer’s termination of employment with Company for any reason or no reason shall be subject to forfeiture or to repurchase by the Company as follows and otherwise in accordance with the terms of the Incentive Plan: (A) unvested Initial Promote Units shall be subject to forfeiture to the Company and (B) unvested Incremental Promote Units shall be subject to repurchase by the Company at a repurchase price of US$1.00 per Unit. Vested Promote Units shall not be subject to forfeiture to or repurchase by the Company. The Promote Units shall vest in accordance with the schedule set forth in the Incentive Plan, but generally 25% of the covered units shall be scheduled to vest on the first anniversary of the Officer’s purchase of the Promote Units and an additional 6.25% of the covered units shall be scheduled to vest each calendar quarter thereafter. The Promote Units shall vest in full upon a Change of Control of the Company after which the Officer is no longer the Chief Financial Officer. On any scheduled vesting date, the Promote Units shall vest only if the Officer is still employed by the Company (except as otherwise provided in this Agreement).

4. TERMINATION OF EMPLOYMENT

Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Officer’s employment hereunder, at any time for any reason or for no stated reason, and the Officer shall have the right to resign, at any time for any reason or for no stated reason.

(a) Termination for Cause or Resignation Other Than for Good Reason.

(i) If, prior to the expiration of the Initial Term or any Additional Term, the Officer’s employment is terminated by the Company for “Cause” (as hereinafter defined) or if the

Officer resigns for any reason other than Good Reason (as hereinafter defined) from his employment hereunder, the Officer shall be entitled to payment of (A) his Salary accrued up to and including the date of termination or resignation, (B) for the applicable 2009 plan year only, any Annual Incentive earned in accordance with Section 3(b)(i) through the date of termination or resignation, and (C) any unreimbursed expenses. Except as required by Section 4(a)(ii) below and except to the extent required by the terms of the benefits provided under Section 3(e) or applicable law, the Officer shall have no right under this Agreement or otherwise to receive any other compensation, including, without limitation, any Annual Incentive or Performance Bonus which has not been paid prior to the date of such termination or resignation, or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years. The treatment of any outstanding options held by the Officer as of the date of the termination shall be governed by the option agreements and option plans pursuant to which the options were granted.

(ii) Subject to Section 4(g) below, in the event of the Officer’s resignation from employment with the Company for any reason other than “Good Reason,” as defined below (but not in the event of the Officer’s termination of employment by the Company for Cause) and provided that the Officer elects to receive coverage for medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”), the Company shall pay the cost of the COBRA Coverage for the Officer and the dependants with respect to which the Officer was receiving benefits under the medical plan as of the date of the Officer’s resignation for a period ending twelve (12) months following the date of such resignation from employment, or until the Officer becomes eligible to participate in a subsequent employer’s medical plan, whichever occurs first.

(iii) Termination for “Cause” shall mean a termination of the Officer’s employment with the Company because of (A) a failure by the Officer to substantially perform the Officer’s customary duties with the Company in the ordinary course (other than such failure resulting from the Officer’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Officer provides written notification to the Company of resignation of employment for Good Reason under this Agreement) that, if susceptible to cure, has not been cured as determined by the Company within 30 days after a written demand for substantial performance is delivered to the Officer by the Company, which demand specifically identifies the manner in which the Company believes that the Officer has not substantially performed the Officer’s duties; (B) the Officer’s gross negligence, intentional misconduct or fraud in the performance of his or her employment; (C) the Officer’s indictment for a felony or to a crime involving fraud or dishonesty; (D) a judicial determination that the Officer committed fraud or dishonesty against any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”); or (e) the Officer’s material violation of one or more of the Company’s policies applicable to the Officer’s employment as may be in effect from time to time.

(iv) Termination of the Officer’s employment for Cause shall be communicated by delivery to the Officer of a written notice from the Company stating that the Officer will be terminated for Cause, specifying the particulars thereof and the effective date of such termination. The date of a resignation other than for Good Reason by the Officer shall be the date specified in a written notice of resignation from the Officer to the Company provided that the Officer shall provide at least 90 days’ advance written notice of his resignation other than for Good Reason.

(b) Involuntary Termination.

(i) If, prior to the expiration of the Initial Term or any Additional Term, the Company terminates the Officer’s employment for any reason other than Disability, death or Cause or if the Officer resigns from his employment for Good Reason (such termination or resignation being hereinafter referred to as an “Involuntary Termination”), the Officer shall be entitled to (A) payment of his Salary accrued up to and including the date of the Involuntary Termination, (B) payment of any unreimbursed expenses and (C) subject to Section 4(g) below, severance (the “Severance”), consisting of the following:

(1) Provided that the Officer has not become entitled to the Performance Bonus on or prior to the date of the Involuntary termination, the Company shall pay to the Officer an amount equal to twelve months of Salary at the monthly rate in effect on the date of the Involuntary Termination. Such amount shall be paid over a period of twelve months, which, subject to Section 4(f), shall be payable to the Officer in accordance with the Company’s normal payroll schedule as in effect on the date of the Involuntary Termination, commencing with the first payroll date occurring at least thirty (30) days following the date of the Involuntary Termination. The Company and the Officer agree that for purposes of Section 409A of the Code, the payments pursuant to this Section shall be treated as a right to a series of separate payments.

(2) In the event that the Officer elects to receive coverage for medical benefits under COBRA, the Company shall pay the cost of the COBRA Coverage for the Officer and the dependants with respect to which the Officer was receiving benefits under the medical plan as of the date of the Involuntary Termination, for a period ending twelve (12) months following the date of such Involuntary Termination, or until the Officer becomes eligible to participate in a subsequent employer’s medical plan, whichever occurs first.

(3) The Company shall pay to the Officer the Annual Incentive, in a prorated amount based on the number of days the Officer was actually employed during the applicable plan year and on deemed satisfactory performance by the Officer, but based on actual performance objectives satisfied by the Company. Such amount shall be shall be paid in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance objectives, but in any event no earlier than January 1 or later than March 15 of the year following the applicable plan year.

(4) To the extent the Officer’s place of employment is located outside the United States on the date of the Involuntary Termination, the Company shall pay the cost to repatriate the Officer and his immediate family in accordance with the repatriation provisions set forth in Schedule A.

(5) The provisions of Section 5(c) and 5(d) shall cease to apply.

(ii) Resignation for “Good Reason” shall mean resignation by the Officer because of, unless the Officer otherwise consents in writing, one or more of the following circumstances if and only if the Officer informs the Company in writing within 30 days following its initial occurrence that one or more of such circumstances has occurred and such circumstances have not, if susceptible to cure, been cured as determined by the Company within 30 days after a written demand for substantial performance is delivered to the Company by the Officer, which demand specifically identifies the manner in which the Officer believes that the Company has not performed its obligations:

(1) a reduction in the Officer’s base Salary; or

(2) the nature or status of the Officer’s authorities, duties or responsibilities has been materially and adversely altered.

(iii) Resignation for Good Reason shall be communicated by delivery to the Company of a written notice from the Officer stating that the Officer will be resigning for Good

Reason, specifying the particulars thereof and the effective date of such resignation, which shall be a date no later than six months after the first occurrence of the circumstance(s) constituting Good Reason. If the Officer provides such written notice to the Company, the Company shall have 30 days from the date of receipt of such notice to effect a cure of the material breach described therein and, upon cure thereof by the Company, such material breach shall no longer constitute Good Reason for purposes of this Agreement.

(iv) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Officer. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Officer to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(b)(ii) above has expired without the Company having corrected the event or events subject to cure.

(c) Termination Due to Disability. In the event of the Officer’s Disability, the Company shall be entitled to terminate his employment. In the case that the Company terminates the Officer’s employment due to Disability, the Officer shall be entitled to (i) payment of his Salary up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, (iii) subject to Section 4(g) below, payment of the Annual Incentive, in a prorated amount based on the number of days the Officer was actually employed during the applicable plan year, based on actual performance objectives satisfied by the Company, and payable in a lump sum payment in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance objectives, but in any event no earlier than January 1 or later than March 15 of the year following the applicable plan year, and (iv) to the extent the Officer’s place of employment is located outside the United States on the date of termination, payment by the Company of the cost to repatriate the Officer and his immediate family in accordance with the repatriation provisions set forth in Schedule A. As used in this Section 4(c), the term “Disability” shall mean that the Company determines that due to physical or mental illness or incapacity, whether total or partial, the Officer is substantially unable to perform his duties hereunder for a period of 90 consecutive days or shorter periods aggregating 90 days during any period of 180 consecutive days. The Officer shall permit a licensed physician agreed to by the Company and the Officer (or, in the event that the Company and the Officer cannot agree, by a licensed physician agreed upon by a physician selected by the Company and a physician selected by the Officer) to examine the Officer from time to time prior to the Officer’s being determined to be Disabled, as reasonably requested by the Company, to determine whether the Officer has suffered a Disability hereunder.

(d) Death. In the event of the Officer’s death while employed by the Company, the Officer’s estate or named beneficiary shall be entitled to (i) payment of his Salary up to and including the date of termination (ii) payment of any unpaid expense reimbursements, (iii) payment of the Annual Incentive, in a prorated amount based on the number of days the Officer was actually employed during the applicable plan year, based on actual performance objectives satisfied by the Company, and payable in a lump sum payment in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance objectives, but in any event no earlier than January 1 or later than March 15 of the year following the applicable plan year, and (iv) to the extent the Officer’s place of employment is located outside the United States on the date of the Officer’s death, payment by the Company of the cost to repatriate the Officer’s immediate family to the city of their choice in the United States in accordance with the repatriation provisions set forth in Schedule A.

(e) Parachutes. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Officer in connection with the Officer’s employment with the Company (or termination thereof) would subject the Officer to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall make a cash “gross-up payment” to put the Officer in the same after tax position, after considering all relevant state, federal, local or other jurisdiction income, employment or other taxes, as would apply to the Officer if no Excise Tax were payable (the “Excise Tax Gross-Up”). The amount of the Excise Tax Gross-Up shall be determined by the Company’s accountants. The Company shall pay the Excise Tax Gross-Up to the Officer no later than the last day of the Officer’s taxable year following the taxable year in which Officer remits the Excise Tax.

(f) Compliance with Section 409A. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Officer’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Officer has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Officer is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Officer’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Officer’s separation from service shall paid to the Officer before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Officer’s separation from service or, if earlier, the date of the Officer’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(g) Benefits Subject to Effective Release of Claims. The Officer’s right to the payments and benefits provided pursuant to Section 4(a)(ii), Section 4(b)(i)(C) or Section 4(c)(iii) above shall be conditioned upon the Officer’s execution of a full general release in a form satisfactory to the Company, releasing all claims, known and unknown, that the Officer may have against the Company arising out of or in any way related to the Officer’s employment or termination of employment with the Company, which release shall have become effective in accordance with its terms on or before the date on which the applicable payment is due to be made or the applicable benefit due to be provided in accordance with this Agreement.

5. COVENANTS

(a) Confidential Information. As an officer of the Company, the Officer acknowledges that he has had and will have access to confidential or proprietary information or both relating to the business of, or belonging to, the Company or any affiliates or third parties including, but not limited to, proprietary or confidential information, technical data, trade secrets, or know-how in respect of research, product plans, products, services, customer lists, customers, markets, computer software (including object code and source code), data and databases, outcomes research, documentation, instructional material, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales information, cost information, business plans, business opportunities, marketing, finances or other business information disclosed to the Officer in any manner including by drawings or observations of parts or equipment, etc., all of which have substantial value to the Company (collectively, “Confidential Information”).

(i) The Officer agrees that while employed with the Company and after the termination of the Officer’s employment for any reason, the Officer shall not: (A) use any Confidential Information except in the course of his employment by the Company; or (B) disclose any Confidential Information to any other person or entity, except to personnel of the Company utilizing it in the course of their employment by the Company or to persons identified to the Officer in writing by the Company, without the prior written consent of the Company.

(ii) While the Officer is employed with the Company and after the termination of the Officer’s employment for any reason, the Officer shall respect and adhere to any non-disclosure, confidentiality or similar agreements to which the Company or any of its affiliates are, or during the period of the Officer’s employment by the Company, become, a party or subject. Upon the request of the Officer, the Company shall disclose to the Officer any such agreements to which it is a party or is subject.

(iii) The Officer hereby confirms that all Confidential Information and “Company Materials” (as hereinafter defined) are and shall remain the exclusive property of the Company. Immediately upon the termination of the Officer’s employment for any reason, or during the Officer’s employment with the Company upon the request of the Company, the Officer shall return all Company Materials, or any reproduction of such materials, apparatus, equipment and other physical property. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by the Officer or others.

(b) Disclosure of Previously Acquired Information to Company. The Officer hereby agrees not to disclose to the Company, and not to induce the Company to utilize, any proprietary information or trade secrets of any other party that are in his possession, unless and to the extent that he has authority to do so.

(c) Non-Competition. While the Officer is employed by the Company and, after the Officer’s termination of employment for any reason, until the earlier of (i) the first anniversary of the date of termination and (ii) the third anniversary of the Effective Date, the Officer (and any entity or business in which the Officer or any affiliate of the Officer has any direct or indirect ownership or financial interest) shall not, except with the prior written consent of the Board of Directors, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into any employment of, act as a consultant to, or perform any services for any business which at any time during such period is in competition with any business in which the Company, or any of its affiliates, is planning to be engaged in the near future or is engaged on or prior to the termination of Officer’s employment by the Company, anywhere in the world. This provision shall not be construed to prohibit the ownership by the Officer of less than 2% of any class of securities of any corporation that has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, so long as he remains a passive investor in such entity.

(d) No Solicitation. While the Officer is employed by the Company and for a two-year period thereafter, the Officer shall not, directly or indirectly, for the Officer’s own account or for the account of any other Person (i) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or any of its affiliates, or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company or any of its subsidiaries or any successor to any of the foregoing or (ii) solicit or attempt to solicit the trade of any Person which, at the time of such solicitation, is a customer of the Company or its affiliates, or any successor to any of the foregoing, or which the Company or its affiliates, or any successor to any of the foregoing, is undertaking reasonable steps to procure as a customer at the time of or immediately preceding the termination of Officer’s employment by the Company; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company or its affiliates.

(e) Non-Disparagement. The Officer and the Company agree that at any time during his employment with the Company or at any time thereafter, neither the Company nor the Officer shall make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other, any subsidiary or any of their respective officers, directors, employees, products or services. The foregoing restrictions shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(f) Enforcement. The Officer hereby acknowledges that he has carefully reviewed the provisions of this Agreement and agrees that the provisions are fair and equitable. However, in light of the possibility of differing interpretations of law and change in circumstances, the parties hereto agree that if any one or more of the provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area.

6. GENERAL PROVISIONS

(a) Tax Withholding. All amounts paid to Officer hereunder shall be subject to all applicable federal, state and local wage withholding.

(b) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

(i)	To the Company:	MagnaChip Semiconductor, Ltd.
891 Daechi-dong, Gangnam-gu
Seoul 135-738 Korea
Facsimile No: +82-2-6903-3898
Attn: General Counsel

	With a copy to:	Court Square Capital Partners
Park Avenue Plaza, 34th Floor
55 East 52nd Street
New York, NY 10055 USA
Facsimile No: +1-212-752-6184
Attn: David Thomas

and

Francisco Partners, L.P.
One Letterman Drive
Building C, Suite 410
San Francisco, CA 94129 USA
Facsimile No.: +1-415-418-2999
Attn: Dipanjan Deb

and

DLA Piper US LLP
2000 University Avenue
East Palo Alto, CA 94303
Facsimile No.: +1-650-833-2001
Attn: Micheal Reagan, Esq.

(ii)	To the Officer:	Robert Krakauer
c/o MagnaChip Semiconductor, Ltd.
891 Daechi-dong, Gangnam-gu
Seoul 135-738 Korea
Facsimile No: +82-2-6903-3689

	With a copy to:	Greenberg Traurig, LLP
1900 University Avenue
East Palo Alto, CA 94303
Facsimile No: +1-650-328-8508
Attn: Garth Gartrell, Esq.

or to such other persons or other addresses as either party may specify to the other in writing.

(c) Assignment; Assumption of Agreement. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent or the other party, except as provided herein. The Company may assign its rights and obligations under this Agreement to any corporation or other business entity (i) which is an affiliate of the Company, (ii) with which the Company may merge or consolidate, or (iii) to which the Company may sell or transfer all or substantially all of its assets or 50% or more of the voting stock entitled to elect the members of the Board of Directors of the Company, provided that in each case such successor company expressly assumes the Company’s obligations hereunder in writing. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 6(c). For purposes of this Section 6(c), “affiliate” means any company that the Company controls, that controls the Company, or that is under common control with the Company.

(d) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(f) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and venue shall be Wilmington, Delaware.

(g) Entire Agreement. This Agreement, including Schedule A hereto, the Incentive Plan and the award agreements thereunder evidencing the equity awards granted in accordance with this Agreement, contain the entire agreement of the Officer, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements and negotiations are superseded hereby as of the date of this Agreement.

(h) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

(i) Acknowledgment Regarding Section 409A. The Company intends that income provided to the Officer pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Officer pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Officer and except with regard to the Gross-Up Payment and the Excise Tax Gross-Up, the Company shall not be responsible for the payment of any applicable taxes incurred by the Employee on compensation paid or provided to the Employee pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Dipanjan Deb
Name: Dipanjan Deb
Title: Director

OFFICER

/s/ Robert Krakauer
Robert Krakauer